EXHIBIT 99

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY'S LENDERS CONFIRM COMPANY'S VIEW OF CREDIT FACILITY

BATON ROUGE, LOUISIANA (May 14, 2002) – Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced it has satisfactorily concluded discussions with its credit facility lender regarding the previously announced pension liability that Piccadilly expects to record at June 30, 2002. After reviewing the information provided by Piccadilly to date, the Company's lender has concluded that no action is required and has confirmed that the existing credit facility remains in place without modification of any of its terms and conditions, based on its review of such information.

Earlier this month, the Company announced that it was likely to record a balance sheet liability of between $16 million and $18 million as of June 30, 2002, the normal measurement date, reflecting that the present values of its defined benefit pension plan liabilities are estimated to exceed the fair values of plan assets as of such date. The actual liability to be recorded depends on plan asset values and market interest rates at June 30, 2002, and could be materially different. The recording of this balance sheet liability, which is mandated by the accounting rules, will not result in a charge against the Company's earnings, but will be reflected as a reduction of shareholders' equity. The pension plan liability recorded on the balance sheet will be evaluated and adjusted, up or down as appropriate, on an annual basis to reflect changes in the relative valuations of plan assets and liabilities at future annual valuation dates.

At the time of this announcement, the Company stated that it did not believe the liability would adversely affect the Company's ability to continue to utilize its revolving credit facility after June 30, 2002. The lender's confirmation of the Company's view ensures the Company's continuing access to the full funding limits of the facility. Currently, the Company has no outstanding borrowings under the credit facility although the credit facility supports approximately $11 million of outstanding letters of credit.

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states. For more information about the Company visit the Company's website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results. These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.